Securities and Exchange Commission
                          Washington, D.C. 20549

                                 FORM 15

Certification and Notice of Termination of Registration under
Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports Under sections 13 and 15(d) of the Securities Exchange Act of 1934.

                      Commission File Number: 0-28387

                     GLOBAL ECO-LOGICAL SERVICES, INC.
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             (Exact name of registrant as specified in its charter)

                             3 Broad Street
                             Suite 300
                             Charleston, South Carolina 29401
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.001 per share
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      (Title of each class of securities covered by this Form)

                                  None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [   ]        Rule 12h-3(b)(1)(ii)   [   ]
     Rule 12g-4(a)(1)(ii)  [ x ]        Rule 12h-3(b)(2)(i)    [   ]
     Rule 12g-4(a)(2)(i)   [   ]        Rule 12h-3(b)(2)(ii)   [   ]
     Rule 12g-4(a)(2)(ii)  [   ]        Rule 15d-6             [   ]
     Rule 12h-3(b)(1)(i)   [   ]

    Appropriate number of holders of record as of the certification or notice date: 300

    Pursuant to the requirements of the Securities and Exchange Act of 1934 Global Eco-Logical Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                             GLOBAL ECO-LOGICAL SERVICES, INC., a Florida corporation


 DATE: December 14, 2000     BY:  /s/ Richard Tuorto, Sr.
       -----------------              -------------------
                             Richard Tuorto, Sr., President and
                             Chief Executive Officer

INSTRUCTION: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.